Exhibit 99.1	CONTACT:	Mark J. Plush Vice President and Chief Financial Officer

Keithley Instruments, Inc.
28775 Aurora Road
Cleveland, Ohio 44139-1891
440-248-0400 • Fax: 440-248-6168
http://www.keithley.com

FOR IMMEDIATE RELEASE

KEITHLEY INSTRUMENTS REPORTS RECORD SALES FOR FISCAL 2006

Cleveland, Ohio — December 29, 2006 — Keithley Instruments, Inc. (NYSE:KEI), a leader in solutions for emerging measurement needs, today announced results for its fourth quarter and year that ended September 30, 2006.

Fourth Quarter Results

Net sales of $41.3 million for the fourth quarter of fiscal 2006 increased 18 percent from the prior year’s fourth quarter sales of $35.0 million. The effect of a weaker U.S. dollar positively impacted sales growth by approximately one percentage point. Sequentially, sales increased eight percent from the third quarter. The Company reported net income for the fourth quarter of fiscal 2006 of $2.7 million, or $0.16 per share. Net income for the fourth quarter of fiscal 2005 was $2.3 million, or $0.14 per share. Included in the results for the fourth quarter of fiscal 2006 is approximately $0.5 million after-tax, or $0.03 per share, for costs associated with the stock option investigation and litigation, and approximately $0.3 million after-tax, or $0.02 per share, for stock-based compensation expense. The Company recorded a tax benefit of $0.1 million for the fourth quarter of fiscal 2006, which resulted in an annual effective tax rate of 15.7 percent compared to 28.1 percent for fiscal 2005. The decrease was primarily the result of the reduction in reserves for certain foreign taxes.

Orders of $37.0 million for the fourth quarter decreased $3.4 million, or eight percent, compared with orders of $40.4 million last year. Orders decreased 16 percent in the Americas, decreased nine percent in Asia, and increased four percent in Europe. Orders from the Company’s semiconductor customers decreased approximately ten percent, orders from wireless communications customers decreased approximately 40 percent, orders from precision electronic component/subassembly manufacturers increased approximately ten percent, and orders from research and education customers remained flat as compared to the prior year’s fourth quarter. Sequentially, orders decreased 14 percent from the strong third quarter of fiscal 2006 primarily due to lower orders for parametric testers from the Company’s semiconductor customers. Order backlog decreased $4.9 million during the quarter to $17.1 million at September 30, 2006.

Fiscal Year Results

Net sales for fiscal 2006 were a record $155.2 million, ten percent greater than $141.6 million in fiscal 2005. The effect of a stronger U.S. dollar negatively impacted sales growth by approximately two percentage points. Net income for the year was $8.4 million, or $0.50 per share, including approximately $1.5 million after-tax, or $0.09 per share, for stock-based compensation expense, and approximately $0.5 million after-tax, or $0.03 per share, for costs associated with the stock option investigation and litigation. This compared with $10.1 million, or $0.61 per share, in fiscal 2005. Net earnings year-over-year were essentially flat, excluding the effects of the two items mentioned above. The Company significantly increased its investment in new product development expenses year-over-year by $6.6 million, or 39 percent. Additionally, selling, general and administrative expenses increased 13 percent year-over-year as a result of the Company’s continued investment in sales and support as well as stock-based compensation costs. These increases were offset by a reduction in the effective tax rate for fiscal 2006 to 15.7 percent. The decrease in the rate was the result of the reduction of certain tax reserves related to the utilization of foreign tax credits during fiscal 2006.

Orders for fiscal 2006 were $154.6 million, nine percent greater than the prior year. Geographically, orders increased 16 percent in the Americas, decreased nine percent in Asia, and increased 24 percent in Europe. Orders from the Company’s semiconductor customers increased approximately 25 percent, wireless communications customer orders decreased approximately 35 percent, precision electronic components/subassembly manufacturers orders increased approximately 30 percent, and research and education orders were flat compared to fiscal 2005. For fiscal year 2006, semiconductor orders comprised approximately 35 percent of the total, wireless communications orders were about 10 percent, precision electronic components/subassembly manufacturers were approximately 30 percent, and research and education orders were about 15 percent.

The Company generated $0.9 million in cash from operations during the fourth quarter of fiscal 2006, and $6.0 million during the full fiscal year. The balance sheet remains solid with cash and short-term investments totaling $46.7 million at September 30, 2006 and debt levels at $0.9 million. Inventory of $14.6 million increased $1.5 million from year ago levels. Inventory turns improved to 4.6 at September 30, 2006, versus 4.4 a year ago. Trade receivables were $26.2 million, up $7.4 million from year ago levels and up $5.2 million from June 30, 2006. Days sales outstanding were 53 at September 30, 2006, versus 46 a year ago. During the fourth quarter of fiscal 2006, the Company invested $4.0 million in a private company and contributed $1.0 million to our pension plan.

Stock Buyback Program

During the fourth quarter of fiscal 2006, the Company repurchased 190,500 shares for $2.3 million at an average cost of $12.16 per share. During fiscal year 2006, the Company repurchased a total of 405,500 shares for a total of $5.0 million at an average cost of $12.40 per share. The Company ended the repurchase of shares under its stock buyback program on August 11, 2006 and the program will expire on December 31, 2006. During the life of the program, the Company repurchased 405,500 shares of the 2,000,000 Common Shares that could have been purchased through December 31, 2006.

Stock Options Investigation

In a separate new release today, the Company announced that the Special Committee of the Company’s Board of Directors (the “Special Committee”) has completed its previously announced investigation into the Company’s stock option practices. As a result of these findings, the Company has determined that it will not be required to restate historical financial statements. Announcement of the Company’s fourth quarter and fiscal year financial results has been delayed until today, pending completion of the Special Committee’s findings and determination of the financial reporting consequences of those findings. Please visit the investor relations, news release section of our website at www.keithley.com for a copy of that release titled “Keithley Instruments Announces Results of Special Committee Options Investigation: No Restatement Required.”

Operations Outlook

“We have recently introduced several new products and software updates to our offering. Each of these add complementary capability to our offering that provides our customers with critical tools to serve their R&D or production applications. For example, our new RF signal generation and analysis products are designed to be used in applications with our SourceMeter® Instruments as well as our digital multimeters, switches, and other sources. Additionally, our new Series 3400 Pulse/Pattern Generators expand our existing pulse product offering,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer.

“In November 2006, we announced an expansion of our production test capabilities with a new product line based on the PXI platform. This addition to our offering gives customers the ability to combine the speed of data acquisition from our new PXI products with the high throughput and precise measurement capability of our instruments product line. With this launch, Keithley is the leader in the ability to provide hybrid solutions based on the PXI, LXI, PCI, USB, and GPIB platforms. This range makes us an important partner for the growing number of customers who build systems that incorporate several platforms. This combination of new and existing capability increases our ability to serve more applications for a wider range of customers in both development and production environments,” stated Keithley.

“We are pleased that our sales levels for the fourth quarter of fiscal 2006 were at the upper end of our guidance, resulting in a record sales year for the Company. Our ability to grow revenue is tied to our ability to launch interrelated products with differentiated value that solve our customers’ most compelling test challenges, coupled with our success in penetrating key accounts with our globally deployed sales and service team,” stated Keithley. “We continue to believe that our strategy of pursuing a focused set of targeted applications will allow us to grow faster than the overall test and measurement industry. We are encouraged by the new products that we have introduced over the past year and plan to introduce during 2007 enabled by our significantly higher level of product development spending.”

Keithley added, “We believe that the market conditions for the segments that we serve in the electronics industry will continue to be positive during fiscal 2007 and we remain cautiously optimistic.”

Based upon current expectations, the Company is estimating sales for the first quarter of fiscal 2007, which will end December 31, 2006, to range between $38 and $40 million. Pretax earnings are expected to be in the single digits as a percentage of net sales. We expect new product development costs for the first quarter of fiscal 2007 to approximate the levels experienced during the third and fourth quarters of fiscal 2006. We expect costs associated with the stock option investigation and litigation to range between $0.8 and $1.0 million during the first quarter of fiscal 2007.

Effective December 8, 2006, U.S. Congress retroactively extended the research tax credits that expired at December 31, 2005. Accordingly, during the first quarter of fiscal 2007, we expect to record a tax benefit of approximately $0.9 million associated with the retroactive application of the credits generated in fiscal 2006. We expect the effective tax rate for fiscal 2007 to be in the upper 20 percent range, excluding the fiscal year 2006 discrete adjustment for the research tax credits.

Forward-Looking Statements

Statements in the “Operations Outlook” section of this release, which relate to orders, sales, earnings, and product development spending that are not historical statements are “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the timing of large orders from customers or canceling orders in backlog; changes in product and sales mix, and the related effects on gross margins; the Company’s ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the SEC, the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies, the outcome of the shareholder derivative actions filed against certain of the Company’s officers and directors, and the possibility of other private litigation relating to such stock option grants and related matters. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company is not obligating itself to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Wednesday, January 3, 2007, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company’s website at www.keithley.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems from DC to RF (radio frequency). Our products solve emerging measurement needs in production testing, process monitoring, product development, and research. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of precision measurement technology and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS				FOR THE FISCAL YEAR
	ENDED SEPTEMBER 30,				ENDED SEPTEMBER 30,
	2006		2005		2006		2005
NET SALES	$41,316	100.0%	$34,995	100.0%	$155,212	100.0%	$141,552	100.0%
Cost of goods sold	15,986	38.7	13,673	39.1	60,037	38.7	55,567	39.3
Selling, general and
administrative expenses	16,997	41.1	14,479	41.4	63,554	40.9	56,177	39.7
Product development expenses	6,328	15.3	4,568	13.0	23,671	15.3	17,040	12.0

Operating income	2,005	4.9	2,275	6.5	7,950	5.1	12,768	9.0
Investment income	550	1.3	386	1.1	1,972	1.3	1,383	1.0
Interest expense	(1)	(0.0)	(10)	(0.0)	(9)	(0.0)	(64)	(0.0)

Income before income taxes	2,554	6.2	2,651	7.6	9,913	6.4	14,087	10.0
Income taxes	(114)	(0.3)	383	1.1	1,552	1.0	3,959	2.8

NET INCOME	$2,668	6.5%	$2,268	6.5%	$8,361	5.4%	$10,128	7.2%

Basic income per share	$0.16		$0.14		$0.51		$0.62

Diluted income per share	$0.16		$0.14		$0.50		$0.61

Cash dividends per Common share	$.0375		$.0375		$.1500		$.1500

Cash dividends per Class B
Common Share	$.0300		$.0300		$.1200		$.1200

Weighted average number of
shares outstanding (000)- Diluted	16,356		16,621		16,567		16,591

KEITHLEY INSTRUMENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	September 30, 2006	September 30, 2005
ASSETS

Current assets:
Cash and cash equivalents	$10,501	$14,397
Short-term investments	36,203	40,869
Refundable income taxes	583	387
Accounts receivable and other, net of allowances	26,836	19,452
Inventory	14,647	13,151
Other current assets	5,870	5,829

Total current assets	94,640	94,085
Property, plant and equipment, net	14,425	13,798
Other assets	39,827	34,481

Total assets	$148,892	$142,364

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Short-term debt	$872	$—
Accounts payable	8,033	7,540
Other current liabilities	13,692	14,608

Total current liabilities	22,597	22,148
Long-term debt	—	—
Other long-term liabilities	9,792	8,240
Shareholders’ equity	116,503	111,976

Total liabilities and shareholders’ equity	$148,892	$142,364